Exhibit 10.2
Description of Modification to
Annual Non-Employee Director Stock Grants
In May 2010, the Compensation Committee of the Board of Directors of CARBO Ceramics Inc. (the “Company”) approved a grant of 200 shares of the Company’s common stock to be made each year on the first business day after the date of the Company’s Annual Meeting of Stockholders to each non-employee Director of the Company serving as such on such date (each, an “Annual Director Stock Grant”). In March 2011, the Compensation Committee approved an increase in the amount of Annual Director Stock Grants from 200 shares to 250 shares. All other terms of the Annual Director Stock Grants, as established in May 2010, remain unchanged.